Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	November 3, 2011	Financial Media

Otter Tail Corporation Announces Third Quarter Earnings; Reiterates Strategic Direction; Updates Earnings Guidance for 2011; Board of Directors Declares Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2011.

Summary:

●	Consolidated revenues from continuing operations increased to $315.8 million from $259.7 million in the third quarter of 2010
●	Consolidated operating income from continuing operations rose to $17.2 million from $12.0 million in the third quarter of 2010
●	Consolidated net income from continuing operations increased to $6.9 million from $4.1 million in the third quarter of 2010
●	Consolidated net income, from continuing and discontinued operations, totaled $6.4 million compared with $6.1 million for the third quarter of 2010
●	Diluted earnings per share from continuing operations totaled $0.18 compared with $0.11 for the third quarter of 2010
●	Diluted earnings per share, from continuing and discontinued operations, totaled $0.17 compared with $0.16 for the third quarter of 2010
●	The corporation provides updated guidance to reflect discontinued operations and its business outlook for the operating companies

CEO Overview

“We are encouraged by our improved third-quarter results as we move forward with our strategic initiatives to reduce our risk profile and free up capital for expanded investment in our core electric utility business,” said Edward J. “Jim” McIntyre, interim chief executive officer of Otter Tail Corporation. “During the quarter, we experienced significant year-over-year improvements in consolidated operating revenues and operating income, which rose 22% and 43%, respectively.

“Challenges continue to face the wind industry. However, DMI Industries, Inc., our wind tower manufacturing company, recorded a significant reduction in losses over the same quarter last year. Additionally, we have experienced major productivity gains at all three of DMI’s plants. These improvements are the result of a rigorous program of cost reduction, process improvement, and increased focus on quality and customer requirements. Strategic hires and realignment of responsibilities have greatly contributed to these gains. These efforts continue and are an integral and embedded part of DMI operations. In addition to ongoing operational improvements, we are committed to considering the full range of alternatives available to us for realizing the value of DMI.

“Our Electric segment had stable performance this quarter, which was in line with expectations. We expect to invest capital of approximately $724 million in the electric utility over the 2011-2015 period. Accordingly, we will continue to review Otter Tail Corporation’s portfolio and will likely divest certain nonelectric businesses not expected to meet our portfolio criteria, with the divestitures providing internally generated cash to assist in funding this capital spend.

“As Interim CEO, I plan to help advance the corporation’s previously stated strategy of realigning our business portfolio in order to substantially build our electric utility's earnings base. By adding to the utility earnings base and reducing the size of our nonelectric holdings, we will also lower the corporation’s overall risk, create a more predictable earnings stream, improve our credit quality and preserve the corporation’s ability to fund the dividend.

“Over time, Otter Tail Corporation expects the electric utility business will provide approximately 75 to 85% of the corporation’s overall earnings. We expect our nonelectric businesses will provide 15 to 25% of our earnings, and they will continue to be a fundamental part of the corporation’s strategy.”

McIntyre concluded, “Although the results of the past quarter were mixed in some areas, I’m optimistic about our overall year-over-year improvement and continue to be impressed with the quality of our employees across all of Otter Tail Corporation and the determination throughout the organization to improve product quality and customer service and increase shareholder value.”

Cash Flow from Operations and Liquidity

The corporation’s consolidated cash flow from continuing operations for the nine months ended September 30, 2011 was $78.0 million, compared with $56.9 million for the first nine months of 2010. On September 30, 2011 Otter Tail Corporation and Otter Tail Power Company had $328.6 million available under existing credit facilities to provide for working capital requirements and to help fuel future growth initiatives.

Board of Directors Declared Quarterly Dividends and Appoints New Chair

On November 1, 2011 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable December 10, 2011 to shareholders of record on November 15, 2011. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable December 1, 2011 to shareholders of record on November 15, 2011.

John MacFarlane will retire from the Otter Tail Corporation Board of Directors, effective November 8, 2011, as a result of reaching the Board’s mandatory retirement age. Current Board member Nathan Partain has been elected Chairperson effective that same date, consistent with transition plans made over the last year, and will remain in his role as Chair of the Audit Committee. Mr. Partain, 55, is the President and Chief Investment Officer of Duff & Phelps Investment Management Co. and has served as a director of Otter Tail Corporation since 1993.

Segment Performance Summary

Electric

Electric revenues and net income were $85.2 million and $10.9 million, respectively, compared with $89.3 million and $12.3 million for the third quarter of 2010. Retail electric revenues decreased $4.0 million as a result of:

●	a $2.5 million decrease in revenues mainly due to a 1.0% decrease in total retail kilowatt-hour (kwh) sales driven by decreases in commercial and industrial kwh sales,
●	a $0.6 million reduction in revenue related to the recovery of lower fuel and purchased power costs,
●	a $0.5 million decrease in resource recovery and transmission rider revenues, and
●	a $0.4 million refund accrual for excess amounts collected under interim rates in Minnesota in the third quarter of 2011.

Wholesale electric revenues from company-owned generation decreased $1.2 million due to a 23.0% decline in wholesale kwh sales, partially offset by an 8.4% increase in the average price per wholesale kwh sold, as a result of a 5.8% reduction in kwh generation at Otter Tail Power Company’s generating units and lower demand in wholesale markets. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, increased $0.4 million mainly as a result of an increase in mark-to-market gains on open energy contracts. Other electric operating revenues increased $0.7 million as a result of an increase in transmission tariff revenues.

Fuel costs increased $0.9 million as a result of a 9.4% increase in the cost of fuel per kwh generated, partially offset by a 4.3% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators. The cost of purchased power for retail sales decreased $2.8 million as a result of a 40.2% decrease in kwhs purchased, partially offset by 22.1% increase in the cost per kwh purchased. Electric operating and maintenance expenses increased $0.6 million between the quarters, including a $0.3 million increase in property tax expense.

Wind Energy

Wind energy revenues and net loss were $65.0 million and $3.5 million, respectively, compared with revenues of $40.4 million and a net loss of $7.1 million for the third quarter of 2010.

●
At DMI, revenues increased $23.3 million as a result of a 70.8% increase in towers produced while DMI’s net loss decreased $4.9 million. The decrease in net loss reflects, on a pretax basis, an $8.5 million increase in gross profit margin related to increased production and $0.9 million in productivity gains.

●
In trucking operations, a revenue increase of $1.3 million, mainly related to higher fuel costs, was more than offset by $3.2 million in increased operating expenses, resulting in a $1.3 million decrease in net income between the quarters. The increase in operating expenses reflects higher fuel, contractor and brokerage settlement costs and increased insurance costs.

Manufacturing

Manufacturing revenues and net income were $55.8 million and $1.1 million, respectively, compared with revenues of $43.3 million and a net loss of $0.4 million for the third quarter of 2010.

●	At BTD, revenues increased $9.8 million and net income increased $0.7 million as a result of higher sales volume due to improved customer demand for products and services.
●
At ShoreMaster revenues increased $2.8 million and net losses decreased $1.1 million due to increased sales of both residential and commercial products in combination with reductions in sales and operating expenses.

●	At T.O. Plastics, revenues decreased by $0.1 million and net income decreased $0.4 million due to a combination of lower sales volumes and higher material and overhead costs.

Construction

Construction revenues and net loss were $53.2 million and $0.2 million, respectively, compared with revenues of $36.9 million and net income of $0.6 million for the third quarter of 2010. Foley Company revenues increased $14.9 million due to an increase in construction activity, but extremely narrow margins on work completed and cost overruns on one job resulted in a $0.6 million reduction in net income at Foley Company. Increased revenues of $1.4 million at Aevenia were more than offset by higher labor and material costs on underground and overhead electric transmission and distribution jobs, and delays and work order changes on other projects, resulting in leaner margins and a $0.3 million decrease in net income at Aevenia.

Plastics

Plastics revenues and net income were $36.2 million and $2.0 million, respectively, compared with revenues of $26.7 million and net income of $0.4 million for the third quarter of 2010. The increase in revenues and net income was due to a 5.2% increase in pounds of pipe sold combined with a 28.8% increase in the price per pound of pipe sold, while the cost per pound of pipe sold increased by only 22.3% between the quarters.

Health Services

Health Services revenues and net income were $21.9 million and $0.1 million, respectively, compared with revenues of $24.3 million and net income of $0.4 million for the third quarter of 2010. Revenues from scanning and other related services decreased $2.0 million as a result of an 8.5% reduction in scans performed. Revenues from equipment sales and servicing decreased $0.4 million. The lower sales volume combined with lower profit margins on the sale of replacement parts from used equipment and an increase in depreciation expense resulted in a $0.3 million decrease in Health Services net income between the quarters.

Corporate

Corporate expenses, net-of-tax, increased $1.4 million between the quarters mainly due to the incurrence of termination benefits related to the resignation of the corporation’s chief executive officer in the third quarter of 2011.

Discontinued Operations

On May 6, 2011 the corporation completed the sale of IPH for approximately $87.0 million in cash. The proceeds from the sale, net of $3.0 million deposited in an escrow account, were used to pay down borrowings under the corporation’s line of credit facility. In the second quarter of 2011, E.W. Wylie (Wylie) exited the wind-heavy haul business. In the third quarter of 2011, the IPH sales proceeds were reduced by $0.8 million related to a purchase price adjustment. Accordingly, the results of operations, financial position and cash flows of IPH and Wylie’s wind-heavy haul business are reported as discontinued operations in the attached consolidated financial statements. Following is a summary presentation of the results of discontinued operations for the three months ended September 30, 2011 and 2010:

	Three Months Ended
	September 30, 2011			September 30, 2010
(in thousands)	IPH	Wylie- Wind	Total	IPH	Wylie- Wind	Total
Operating Revenues	$--	$--	$--	$19,478	$2,046	$21,524
Income (Loss) Before Income Taxes	$--	$(86)	$(86)	$3,183	$82	$3,265
Loss on Disposition - Pretax	(756)	--	(756)	--	--	--
Income Tax Expense (Benefit)	(302)	(34)	(336)	1,192	33	1,225
Net Income (Loss)	$(454)	$(52)	$(506)	$1,991	$49	$2,040

2011 Business Outlook

The following updated guidance considers the cyclical nature of some of the corporation's businesses and reflects challenges presented by current economic conditions and the corporation's plans and strategies for improving future operating results.

The corporation’s updated 2011 earnings per share guidance range is as follows:

2011 Earnings Per Share Guidance Range
	Previous Guidance		Current Guidance
	Low	High	Low	High
Electric	$1.01	$1.06	$1.05	$1.10
Wind Energy	(.80)	(.50)	(.70)	(.55)
Manufacturing	.25	.30	.23	.28
Construction	.05	.08	.00	.03
Plastics	.10	.13	.12	.15
Health Services	.01	.05	.01	.05
Corporate	(.20)	(.18)	(.23)	(.21)
Total – Continuing Operations	$.42	$.94	$.48	$.85
Earnings – Discontinued Operations:
IPH	.07	.07	.07	.07
E.W. Wylie Wind-Heavy Haul	(.12)	(.08)	(.10)	(.08)
Gain on Sale of IPH	.35	.37	.32	.35
Total	$.72	$1.30	$.77	$1.19

Contributing to the earnings guidance for 2011 are the following items:

●
The corporation expects an increase in net income from its Electric segment over its previous guidance and for 2011 compared to 2010. This is based on sales growth, rate and rider recovery increases and an increase in capitalized interest costs related to larger construction expenditures along with stable operating and maintenance expenses in 2011 compared with 2010.

●	The corporation’s 2011 earnings guidance for its Wind Energy segment reflects the following factors:

o
While DMI has been able to stabilize production, improve productivity, align headcount with the year’s remaining production demands and eliminate the need for outsourced quality assurance staffing, the corporation expects a 2011 loss primarily as a result of the challenges faced in the first half of the year. In spite of soft demand in the wind industry, order backlog has solidified for the remainder of 2011 supporting full load of current plant staffing at DMI’s Tulsa and West Fargo plants. DMI continues to experience increased pricing pressure on new orders due to overcapacity in the U.S. market and significantly lower steel costs available to Asian manufacturers. Potential exposure to liquidated damages, warranty claims, or remediation costs related to past production issues remain.

o
The corporation exited Wylie’s wind-heavy haul business in the second quarter of 2011. Accordingly, the results of operations from this part of the business have been reclassified to discontinued operations. The corporation expects the continuing flatbed trucking operations to record a loss in 2011 given the net loss that occurred in the third quarter, which is not expected to be recovered from fourth quarter operating results. This current operating loss could be an indicator of lower-than-expected future profitability and could result in reductions in anticipated future cash flows from transportation operations, which may indicate the fair value of Wylie is less than its carrying value. While not reflected in current guidance, this could result in a future impairment and corresponding charge against earnings of all or a portion of the $6.7 million of goodwill recorded on the corporation’s balance sheet related to the acquisition of Wylie. The corporation continues to explore remedies to maximize the performance and value of this business.

o	Backlog in the Wind Energy segment is $33 million for 2011 compared with $23 million a year ago.

●
The corporation expects earnings from its Manufacturing segment to decrease from its previous guidance based on third quarter results being below expectations. However, the corporation still expects an increase from its original 2011 guidance as a result of increased order volume and continuing improvement in economic conditions in the industries BTD serves. The corporation is expecting significantly improved performance at ShoreMaster as a result of bringing costs in line with current revenue levels and absent last year’s $15.6 million net-of-tax noncash impairment charge. T.O. Plastics is expected to have earnings at the same level as 2010. Backlog for the manufacturing companies is approximately $34 million for 2011 compared with $33 million one year ago.

●
The corporation expects slightly higher net income from its Construction segment in 2011 as the economy improves and the construction companies record earnings on a higher volume of jobs in progress. The reduction in guidance from the previous quarter relates to cost overruns on a Foley project that contributed to a $0.6 million reduction in net income at Foley Company in the third quarter, along with continued poor performance on construction contracts at Aevenia. Backlog for the construction businesses is $47 million for 2011 compared with $48 million one year ago.

●	The corporation is increasing its earnings expectations for its Plastics segment given its strong 2011 year-to-date performance.

●
The corporation still expects an increase in earnings from its Health Services segment in 2011 compared with 2010 as the benefits of implementing its asset reduction plan continue to be realized. Significant improvements have been made in the utilization of its fleet through a better mix of assets and cost reductions. However, the corporation’s Health Services business continues to operate in a difficult economic environment with much uncertainty about the health care industry. Although not factored into current guidance, continued economic recovery concerns and the recent negative impact the stock markets have had on market capitalizations of certain publicly traded companies in this sector could be an indication the fair value of the corporation’s Health Services segment is less than its carrying value. This could result in a future impairment and corresponding charge against earnings of all or a portion of the $23.7 million of goodwill recorded on the corporation’s balance sheet related to acquisitions of its Health Services businesses. The corporation continues to evaluate strategies to maximize the performance and value of this business.

●
Corporate general and administrative cost expectations have been revised upward as a result of the incurrence of termination benefits related to the resignation of the corporation’s chief executive officer in the third quarter of 2011, but overall 2011 expenses are still expected to be less than 2010 expenses as a result of reductions in employee count and associated decreases in benefit costs.

●
The net earnings and the gain on sale of IPH are reflective of the actual results as the sale of the business closed in May 2011. In addition, the corporation exited the wind-heavy haul operations of Wylie in the second quarter of 2011. The net loss reflected in the guidance table is the result of actual operating activity of this business and an estimate of any other potential costs that could occur as the business winds down. There was no gain or loss incurred on disposal of the asset fleet associated with Wylie’s wind-heavy haul business.

The sale of IPH was a strategic decision by management to monetize a currently strong earning asset and use the proceeds to pay down short-term borrowings. This frees up liquidity going forward for upcoming Electric segment capital investments and helps ease the need to rely on the capital markets to fully fund these expenditures. The corporation will continue to review its portfolio to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment. Future IPH earnings forfeited through the sale of IPH are expected to be replaced by increased utility earnings as the utility makes investments in its current capital plan. This will result in a larger percentage of the corporation’s earnings coming from its most stable and relatively predictable business, Otter Tail Power Company, and is consistent with the strategy to grow this business given its current investment opportunities.

The corporation currently anticipates the following capital expenditures and electric utility average rate base for 2011 through 2015:

(in millions)	2011	2012	2013	2014	2015
Capital Expenditures:
Electric Segment:
Transmission	$23	$31	$65	$48	$22
Environmental	4	49	97	80	40
Other	40	50	57	54	64
Total Electric Segment	$67	$130	$219	$182	$126
Nonelectric Segments	40	41	48	44	43
Total Capital Expenditures	$107	$171	$267	$226	$169
Total Electric Utility Average Rate Base	$651	$722	$876	$1,057	$1,299

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2011 through 2015 timeframe. The corporation intends to maintain an equity to total capitalization ratio near its present level of 51% in its Electric segment and will seek to earn its authorized overall return on equity of approximately 10.5% in the utility’s regulatory jurisdictions.

Regarding the collective operating companies in the nonelectric segments, there is a general expectation that business will strengthen in 2012 and 2013, as the U.S. economy slowly recovers. This is expected to lead to increased demand for the corporation’s industrial products and services, generating higher revenues. This expectation, coupled with cost reductions that have taken place across the corporation, should result in rising earnings per share for the nonelectric businesses as a whole.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2011 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
The corporation may, from time to time, sell one or more of its nonelectric businesses to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any business sold.

●
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation is not currently required to make any contributions to its defined benefit pension plan in 2011. The corporation could make discretionary contributions to the plan or could be required to contribute additional capital to the pension plan in future years if the market value of pension plan assets significantly declines in the future, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●
The corporation’s plans to grow and realign its diversified business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●	The corporation’s plans to grow and operate its nonelectric businesses could be limited by state law.

●
The corporation’s subsidiaries enter into production and construction contracts, including contracts for new product designs, which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●
Significant warranty claims in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition. Also, expenses associated with remediation activities in the Wind Energy segment could be substantial. The potential exists for multiple claims based on one defect repeated throughout the production process or for claims where the cost to repair or replace the defective part is highly disproportionate to the original cost of the part. If the corporation is required to cover remediation expenses in addition to regular warranty coverage, the corporation could be required to accrue additional expenses and experience additional unplanned cash expenditures which could adversely affect the corporation’s consolidated results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

●	Competition is a factor in all of the corporation’s businesses.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact the corporation’s results of operations and growth.

●	The corporation’s wind tower manufacturing business is substantially dependent on a few significant customers.

●
Prolonged periods of low utilization of DMI’s wind tower production plants, due to a continuing softening of demand for its product, could cause DMI to idle certain facilities. Should this softened demand for wind towers continue, these events may result in impairment charges on certain of DMI’s facilities if future cash flow estimates, based on information available to management at the time, indicate that the plants carrying values may not be recoverable or, if any plant assets are sold below their carrying values, significant losses may be incurred.

●
Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, the price and availability of raw materials and diesel fuel, the ability of suppliers to deliver materials at contracted prices, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s wind energy and manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

●
Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s Health Services segment.

●
The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

●
Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.

●	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy and transportation, health services, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2011 and 2010 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)
	Quarter Ended September 30,		Year-to-Date September 30,
	2011	2010	2011	2010
Operating Revenues by Segment
Electric	$85,172	$89,315	$254,799	$258,294
Wind Energy	65,007	40,389	187,534	134,764
Manufacturing	55,815	43,342	170,486	130,880
Construction	53,247	36,885	139,895	84,808
Plastics	36,231	26,736	99,082	76,562
Health Services	21,853	24,300	67,331	73,116
Corporate Revenue and Intersegment Eliminations	(1,567)	(1,221)	(5,036)	(4,415)
Total Operating Revenues	315,758	259,746	914,091	754,009
Operating Expenses
Fuel and Purchased Power	26,568	28,464	83,496	88,341
Nonelectric Cost of Goods Sold (depreciation included below)	184,964	138,403	534,503	392,899
Electric Operating and Maintenance Expense	29,924	29,369	92,145	92,039
Nonelectric Operating and Maintenance Expense	37,163	32,298	97,470	93,527
Asset Impairment Charge	--	--	--	19,740
Depreciation and Amortization	19,937	19,175	58,748	56,404
Total Operating Expenses	298,556	247,709	866,362	742,950
Operating Income (Loss) by Segment
Electric	18,634	21,446	49,053	47,803
Wind Energy	(2,526)	(8,950)	(15,243)	(9,786)
Manufacturing	2,997	561	13,702	(17,197)
Construction	(79)	1,257	111	(1,801)
Plastics	3,668	994	9,255	3,407
Health Services	630	1,067	2,646	361
Corporate	(6,122)	(4,338)	(11,795)	(11,728)
Total Operating Income	17,202	12,037	47,729	11,059
Interest Charges	8,708	9,287	27,346	27,707
Other Income	489	704	2,317	1,269
Income Tax Expense (Benefit) – Continuing Operations	2,109	(607)	4,194	(6,625)
Net Income (Loss) by Segment – Continuing Operations
Electric	10,900	12,265	29,428	24,188
Wind Energy	(3,497)	(7,120)	(16,443)	(9,755)
Manufacturing	1,083	(383)	6,071	(16,234)
Construction	(179)	645	(320)	(1,337)
Plastics	1,970	367	4,908	1,380
Health Services	125	421	1,155	(235)
Corporate	(3,528)	(2,134)	(6,293)	(6,761)
Net Income (Loss) from Continuing Operations	6,874	4,061	18,506	(8,754)
Discontinued Operations
Income (Loss) from Discontinued Operations net of income tax (benefit)
expense of $(34), $1,225, $(398), and $3,081 for the respective periods	(52)	2,040	(412)	5,354
Gain (Loss) on Disposition of Discontinued Operations net of income tax
(benefit) expense of $(302), $0, $3,213, and $0 for the respective periods	(454)	--	12,798	--
Net Income (Loss) from Discontinued Operations	(506)	2,040	12,386	5,354
Total Net Income (Loss)	6,368	6,101	30,892	(3,400)
Preferred Dividend Requirement and Other Adjustments	184	187	874	650
Balance for Common	$6,184	$5,914	$30,018	$(4,050)
Average Number of Common Shares Outstanding
Basic	35,933,003	35,806,453	35,911,993	35,775,418
Diluted	36,171,555	36,076,421	36,150,545	35,775,418

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.18	$0.11	$0.50	$(0.26)
Discontinued Operations (net of other adjustments)	(0.01)	0.06	0.34	0.15
	$0.17	$0.17	$0.84	$(0.11)
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.18	$0.11	$0.50	$(0.26)
Discontinued Operations (net of other adjustments)	(0.01)	0.05	0.33	0.15
	$0.17	$0.16	$0.83	$(0.11)

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	September 30,	December 31,
	2011	2010

Current Assets
Cash and Cash Equivalents	$6,604	$--
Accounts Receivable:
Trade—Net	152,761	124,353
Other	16,249	19,399
Inventories	91,114	79,270
Deferred Income Taxes	11,987	11,068
Accrued Utility and Cost-of-Energy Revenues	13,446	16,323
Costs and Estimated Earnings in Excess of Billings	54,309	67,352
Income Taxes Receivable	1,530	4,146
Other	23,627	20,224
Assets of Discontinued Operations	77	93,783
Total Current Assets	371,704	435,918

Investments	11,564	9,708
Other Assets	27,109	27,356
Goodwill	69,742	69,742
Other Intangibles--Net	15,712	16,280

Deferred Debits
Unamortized Debt Expense	6,763	6,444
Regulatory Assets	111,454	127,766
Total Deferred Debits	118,217	134,210

Plant
Electric Plant in Service	1,343,080	1,332,974
Nonelectric Operations	368,739	340,167
Construction Work in Progress	67,174	42,031
Total Gross Plant	1,778,993	1,715,172
Less Accumulated Depreciation and Amortization	681,057	637,831
Net Plant	1,097,936	1,077,341
Total	$1,711,984	$1,770,555

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	September 30,	December 31,
	2011	2010

Current Liabilities
Short-Term Debt	$39,075	$79,490
Current Maturities of Long-Term Debt	3,286	604
Accounts Payable	113,966	113,761
Accrued Salaries and Wages	21,682	20,252
Other Accrued Taxes	10,034	11,957
Derivative Liabilities	16,390	17,991
Other Accrued Liabilities	11,368	9,546
Liabilities of Discontinued Operations	77	23,176
Total Current Liabilities	215,878	276,777

Pensions Benefit Liability	76,237	73,538
Other Postretirement Benefits Liability	43,666	42,372
Other Noncurrent Liabilities	19,813	21,043

Deferred Credits
Deferred Income Taxes	178,308	162,208
Deferred Tax Credits	33,573	44,945
Regulatory Liabilities	69,113	66,416
Other	497	556
Total Deferred Credits	281,491	274,125

Capitalization
Long-Term Debt, Net of Current Maturities	433,454	434,812

Class B Stock Options of Subsidiary	--	525

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,310	180,014
Premium on Common Shares	252,219	251,919
Retained Earnings	196,295	198,443
Accumulated Other Comprehensive (Loss) Income	(2,879)	1,487
Total Common Equity	625,945	631,863
Total Capitalization	1,074,899	1,082,700
Total	$1,711,984	$1,770,555

Otter Tail Corporation
Consolidated Statements of Cash Flows
(not audited)
	Nine Months Ended September 30,
In thousands	2011	2010
Cash Flows from Operating Activities
Net Income (Loss)	$30,892	$(3,400)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	(12,798)	--
Net Loss (Income) from Discontinued Operations	412	(5,354)
Depreciation and Amortization	58,748	56,404
Asset Impairment Charge	--	19,740
Deferred Tax Credits	(1,834)	(2,037)
Deferred Income Taxes	10,144	17,373
Change in Deferred Debits and Other Assets	11,844	(1,298)
Discretionary Contribution to Pension Fund	--	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	1,742	5,534
Allowance for Equity (Other) Funds Used During Construction	(576)	(8)
Change in Derivatives Net of Regulatory Deferral	(177)	202
Stock Compensation Expense – Equity Awards	1,760	1,973
Other—Net	(301)	(444)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(25,251)	(47,442)
Change in Inventories	(11,845)	87
Change in Other Current Assets	11,038	4,586
Change in Payables and Other Current Liabilities	3,463	1,103
Change in Interest Payable and Income Taxes Receivable/Payable	764	29,886
Net Cash Provided by Continuing Operations	78,025	56,905
Net Cash Provided by Discontinued Operations	2,347	3,970
Net Cash Provided by Operating Activities	80,372	60,875
Cash Flows from Investing Activities
Capital Expenditures	(71,337)	(61,382)
Proceeds from Disposal of Noncurrent Assets	3,055	2,709
Net Decrease (Increase) in Other Investments	234	(1,669)
Net Cash Used in Investing Activities - Continuing Operations	(68,048)	(60,342)
Net Proceeds from Sale of Discontinued Operations	84,330	--
Net Cash Used in Investing Activities - Discontinued Operations	(6,065)	(1,485)
Net Cash Provided by (Used in) Investing Activities	10,217	(61,827)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	(10,031)	4,528
Net Short-Term Borrowings	(40,415)	86,388
Proceeds from Issuance of Common Stock	--	549
Proceeds from Issuance of Class B Stock of Subsidiary	--	158
Common Stock Issuance Expenses	--	(142)
Payments for Retirement of Common Stock	(152)	(401)
Payments for Retirement of Class B Stock of Subsidiary	--	(1,017)
Proceeds from Issuance of Long-Term Debt	2,007	95
Short-Term and Long-Term Debt Issuance Expenses	(1,577)	(1,699)
Payments for Retirement of Long-Term Debt	(683)	(59,166)
Dividends Paid and Other Distributions	(33,011)	(32,824)
Net Cash Used in Financing Activities - Continuing Operations	(83,862)	(3,531)
Net Cash Provided by Financing Activities - Discontinued Operations	201	256
Net Cash Used in Financing Activities	(83,661)	(3,275)
Cash and Cash Equivalents at Beginning of Period – Discontinued Operations	--	(609)
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	(324)	(205)
Net Change in Cash and Cash Equivalents	6,604	(5,041)
Cash and Cash Equivalents at Beginning of Period	--	5,041
Cash and Cash Equivalents at End of Period	$6,604	$--